Exhibit 10.2

STOCKHOLDER NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This STOCKHOLDER NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”), dated March 13, 2022, is made between RLI Corp. (“Stockholder”) and Kering Eyewear S.p.A. (“Parent”).

BACKGROUND

Kering S.A. (“Ultimate Parent”), Parent, Huipu Corp. (“U.S. Parent”), Welina, Inc. (“Merger Sub”), Maui Jim, Inc. (the “Company”), the stockholders of the Company listed on the signature pages thereto (each, a “Selling Stockholder” and, collectively, the “Selling Stockholders”), and MJI Equity Holder Representative LLC, a Delaware limited liability company, solely in its capacity as the equityholder representative, are parties to an Agreement and Plan of Merger, dated March 13, 2022, as may be amended from time to time (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, Stockholder, Ultimate Parent, Parent, U.S. Parent, Merger Sub and the Company are parties to that certain Share Purchase Agreement, dated March 13, 2022, as may be amended from time to time (the “Purchase Agreement”), pursuant to which Stockholder will sell to U.S. Parent all of Stockholder’s shares of the Company, subject to the terms and conditions set forth therein (the “Sale,” and together with the Merger, the “Transaction”).

Stockholder is willing to enter into this Agreement as a material inducement to Parent and Merger Sub’s willingness to execute the Purchase Agreement and to protect Parent’s legitimate interests as a buyer of the stock and goodwill (including confidential, proprietary and/or trade secret information) of the Company pursuant to the Purchase Agreement and the Merger Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

Parent and Stockholder both agree that, prior to the Transaction, the Company is engaged in developing, manufacturing, distributing, licensing or selling products in the sunglass and ophthalmic sectors (the “Business”). Stockholder understands that, following the Transaction, Parent will continue conducting the Business globally.

NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, Stockholder, intending to be legally bound, agrees as follows:

1.Agreement Not to Compete. During the Restrictive Period, Stockholder shall not, as an agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity or, in any other capacity, directly or indirectly participate or engage in the design, development, manufacture, production, marketing or sale of any product that competes or may compete with the Business anywhere in the world; provided that the foregoing shall not prohibit Stockholder from (i) owning, directly or indirectly, solely as an investment, debt securities (provided such securities are not convertible to equity securities) or up to five (5%) percent of any class of equity securities or debt securities that are convertible into equity securities, in each case, of any business that directly or indirectly competes with the Business, so long as Stockholder’s investment is passive (including not having any management or governance rights with respect to such business); (ii) investing in a fund or other investment vehicle (including a private debt fund) that invests in a business that competes with or relates to the Business, provided Stockholder does not make any investment decisions of the fund or other investment vehicle, or take any action with respect to the management of any business in which the fund invests that directly or indirectly competes with the Business or (iii) selling insurance products, risk management services or providing similar or related services to an entity that is engaged in the Business.

For purposes of this Agreement, the restrictive period (referred to herein as the “Restrictive Period”) shall commence on the Closing Date and shall continue until the fifth (5th) anniversary of the Closing Date.

2.Agreement Not to Solicit Continuing Employees.  During the Restrictive Period, Stockholder shall not, without the prior written consent of Parent, personally or through others, knowingly encourage, induce, attempt to induce, recruit, solicit or attempt to solicit (on Stockholder’s own behalf or on behalf of any of its Affiliates): any

Continuing Employee (as defined below) to leave his or her employment or service with Parent or any of its direct or indirect subsidiaries or Affiliates, including the Company (collectively, the “Parent Group”).

For purposes of this Agreement, “Continuing Employee” means any employee or director of the Company (other than directors who are currently employees, officers or directors of Stockholder).

For purposes of this Agreement, “Person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association or organization.

Notwithstanding the foregoing, for purposes of this Agreement none of (i) the placement of general advertisements, including Internet advertisements, use of professional recruiters or other means that are not specifically targeted toward the Continuing Employees or (ii) the solicitation or hiring of any Continuing Employee who (A) responds to any such general advertisement, (B) contacts Stockholder on his or her own initiative, without any violation by Stockholder of this Section 2, (C) is terminated by the Company or (D) is no longer employed by the Company during the six (6) months preceding the time of such solicitation or hiring shall be deemed to be a breach of this Section 2.

3.Agreement Not to Solicit Customers, Suppliers, Distributors and Vendors.  During the Restrictive Period, Stockholder shall not, without the prior written consent of Parent, directly or indirectly through any member of Stockholder’s senior management (in such person’s capacity as a member of senior management of Stockholder), intentionally induce, attempt to induce, solicit or attempt to solicit (on Stockholder’s own behalf or on behalf of any other Person) or take any other action that is intended to induce any Person who is, as of the date of this Agreement, or was, in the twelve (12) month period prior to the date of this Agreement, a supplier, distributor, vendor, licensor, licensee, consultant or other business partner of the Company, to:

(a)cease doing business with any member of the Parent Group;

(b)diminish or materially alter in a manner harmful to any member of the Parent Group, such Person’s relationship with any member of the Parent Group; or

(c)sell, purchase, contract for or receive any products or services that, in any manner, compete with the Business as of the Closing Date.

Notwithstanding the foregoing, participation in general advertising activities, including Internet advertising, not directed at specific suppliers, distributors, vendors, licensors, licensees, consultants or other business partners of any member of the Parent Group shall not be deemed to be a breach of this Section 3.

4.Non-Disparagement.  Stockholder agrees and covenants that Stockholder will not, directly or indirectly through any member of Stockholder’s senior management (in such person’s capacity as a member of senior management of Stockholder), at any time during the Restrictive Period make, publish or communicate, or encourage others to make, publish or communicate, to any Person or in any public forum any defamatory or disparaging remarks, comments or statements concerning any member of the Parent Group with the intent of interfering in any material respect with the businesses, products, services or activities of the Parent Group. This Section 4 shall not prohibit Stockholder from (i) bringing any good faith claims, complaints, suits or proceedings or (ii) providing truthful testimony in response to a validly issued subpoena or directly to a Governmental Entity.

5.Confidentiality.  Stockholder recognizes, as a direct or indirect consequence of or through Stockholder’s past, present or future ownership of equity interests in the Company, that Stockholder has had access to certain Confidential Information (as defined below) of the Company.  Subject to Section 5.2 of the Purchase Agreement, Stockholder will maintain the confidentiality of all Confidential Information in full confidence and will not, for Stockholder’s own account or jointly with another, directly or indirectly, for or on behalf of any Person, use any Confidential Information or disclose same to any Person without the prior written consent of Parent, except as may otherwise be required in order to comply with applicable Law to the extent the Stockholder is advised by its legal counsel (which may be internal counsel) that it is required to make such disclosure in order to comply with applicable Law or stock exchange rule, provided, that, if permitted by applicable Law, Stockholder shall have given Parent reasonable prior written notice.

For purposes of this Agreement, “Confidential Information” shall mean any non-public information of the Company, including information relating to the Business.

“Confidential Information” shall not include information that (i) is or becomes generally known to the public through no breach of this Agreement by the Stockholder, (ii) is demonstrated by Stockholder to have been independently developed by Stockholder without use or reference to Confidential Information or otherwise in violation of Stockholder’s obligations under this Agreement, (iii) is received by Stockholder or any of its representatives from a source other than the Company, Parent, or any of their respective Affiliates, provided that such source is not and was not, to the best of Stockholder’s knowledge after reasonable inquiry, bound by a legal or fiduciary duty of confidentiality to the Company, Parent, or any of their respective Affiliates or otherwise prohibited from making available such information to Stockholder or (iv) is approved for release in writing by Parent.

Following the Closing, upon the request of Parent, Stockholder agrees to immediately return or destroy (at Stockholder’s option) any and all Confidential Information in Stockholder’s possession, whether in soft-copy or hard-copy form, including all original documents and copies of documents and other materials containing Confidential Information; provided however the foregoing should not apply to Confidential Information retained as a matter of routine information technology backup procedures or Confidential Information retained in accordance with applicable Law (including, for the avoidance of doubt, for any regulatory, legal, financial reporting or tax compliance purposes) or in accordance with bona fide document retention policies.

6.	Acknowledgement. Stockholder hereby acknowledges and agrees that:

(a)

this Agreement is necessary for the protection of the legitimate business interests of Parent in acquiring the Company, including its goodwill and assets, such as confidential, proprietary and trade secret information;

(b)

the execution and delivery and continuation in force of this Agreement is a material inducement to the willingness of Parent to enter into the Purchase Agreement and is a material condition to Parent consummating the transactions contemplated by the Purchase Agreement, without which Parent would not close the transactions contemplated by the Purchase Agreement;

(c)	the scope of this Agreement in time, geography and types and limitations of activities restricted is reasonable;

(d)	Stockholder has no intention of competing with the Business acquired by Parent within the area and the time limits set forth in this Agreement; and

(e)	breach of this Agreement will be such that Parent will not have an adequate remedy at law because of the unique nature of the operations and the assets being conveyed to Parent.

7.Warranty and Freedom to Contract. Stockholder represents and warrants that (a) it is validly existing and in good standing under the Laws of its jurisdiction of formation, (b) it has all requisite corporate or other entity power and authority to execute and deliver this Agreement and (c) the execution and delivery by the Stockholder of this Agreement and the performance by the Stockholder of this Agreement have been duly authorized by all necessary corporate or other entity action by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder. This Agreement constitutes the valid and binding obligation of the Stockholder enforceable against the undersigned, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general equitable principles. Stockholder represents and warrants that neither the execution and delivery nor the performance of this Agreement will violate any provision of any contract to which Stockholder’s assets or Stockholder are or may be bound and neither compliance with such agreement or such obligation would impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement.

8.Remedy. Stockholder acknowledges and agrees that (a) the rights of Parent under this Agreement are of a specialized and unique character and that immediate and irreparable damage may result to Parent if Stockholder fails to or refuses to perform the obligations under this Agreement, and (b) Parent may, in addition to any other remedies and damages available, (i) seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal and (ii) be entitled to seek specific performance and injunctive relief without the necessity of proving actual damages. No single exercise of any or all of the foregoing remedies shall be deemed to exhaust Parent’s right to such remedies to the extent afforded under applicable Law. Without limiting the generality of the foregoing, the rights and remedies of Parent under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the Law of unfair competition, under Laws relating to misappropriation of trade secrets, under other applicable Laws and common law requirements and under all applicable rules and regulations. Stockholder’s obligations under this Agreement shall not be terminated or otherwise limited other than as set forth herein by virtue of any breach (on the part of Parent or any person) of any provision of the Purchase Agreement or any other agreement, or by virtue of any failure to perform or other breach of any obligation of Parent or any other person. Nothing in this Agreement shall limit any of the rights or remedies of Parent under the Purchase Agreement, and nothing in the Purchase Agreement shall limit any of Stockholder’s obligations, or any of the rights or remedies of Parent, under this Agreement.

9.Severability. The covenants contained in Section 1, Section 2, Section 3, Section 4 and Section 5 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in the world. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged in a judicial proceeding or arbitration to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Parent and Stockholder intend this Agreement to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court (or an arbitrator) making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable.

10.Termination. This Agreement and all obligations, covenants and agreements contained herein shall automatically terminate and cease to be effective at the earlier to occur of: (a) the termination of the Purchase Agreement pursuant to Article VII thereof; or (b) the effective date of a written agreement of the parties hereto terminating this Agreement. Notwithstanding the foregoing, Section 5 and Sections 8 to 15 shall survive termination of this Agreement.

11.Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by Stockholder and Parent. Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Parties, and any such waiver shall be effective only in the specific instance and for the purposes for which given.

12.Waiver. No failure on the part of Stockholder or Parent to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

13.Interpretation; Certain Definitions. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) descriptive headings and captions are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to a “Section” refer to a Section of this Agreement, as applicable; and (g) references to any agreement, instrument, or statute defined or referred to herein mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes and shall be deemed to include reference to all attachments thereto and instruments incorporated therein.

The parties hereto represent and agree that they have been represented by, or had the opportunity to be represented by, independent counsel of their own choosing, and that they have had the full right and opportunity to consult with their respective attorney(s), that to the extent desired, if any, the undersigned availed himself, herself or itself of this right and opportunity, that they or their authorized officers (as the case may be) have carefully read and fully understand this Agreement, in its entirety and have had it fully explained to them by the parties respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that their authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

14.Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. The parties hereto agree and consent to be subject to the jurisdiction of the Court of Chancery of the State of Delaware, or if the Court of Chancery lacks jurisdiction over such dispute, the U.S. District Court for the District of Delaware (or if jurisdiction is not then available in the U.S. District Court for the District of Delaware (but only in such event), then in any Delaware State court sitting in New Castle County, Delaware , in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.

15.Entire Agreement. This Agreement is entered into concurrently with the Purchase Agreement, and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

[Signature Pages to Follow]

In witness whereof, this Agreement has been duly executed and delivered by each party as of the date first written above.

Kering eyewear s.p.A.
By: /s/ Roberto Vedovotto Name: Roberto Vedovotto Title: President and CEO

RLI Corp.
By: /s/ Craig W. Kliethermes Name: Craig W. Kliethermes Title: President & CEO